SETTLEMENT AGREEMENT AND AMENDMENT TO EMPLOYMENT AGREEMENT

             This Settlement Agreement and Amendment to Employment Agreement (the “Agreement”) is entered into as of December 9, 2009 between SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (“SED”) and Jean Diamond, an individual resident of the State of Georgia (the “Employee”). Defined terms used herein and not otherwise defined have the meanings ascribed to them in the Amended and Restated Employment Agreement, dated January 15, 2008, between SED and the Employee (the “Employment Agreement”).

             WHEREAS, SED and Employee are parties to the Employment Agreement which provides for the terms of Employee’s employment with SED; and

             WHEREAS, Employee desires to resign and, in connection with such resignation, to amend the Employment Agreement; and

             WHEREAS, SED and Employee wish to settle, compromise, and resolve any and all disputes relating to Employee’s resignation and her employment with SED and to amend the Employment Agreement correspondingly.

NOW, THEREFORE, in consideration of the above recitals and of the promises, agreements and conditions hereof, and further good and valuable consideration the receipt and legal sufficiency of which are hereby acknowledged, Employee and SED agree as follows:

1.          Employee hereby resigns as Chief Executive Officer of SED (including any applicable subsidiaries of SED) effective on December 9, 2009 (the “Effective Date”). However, Employee will provide services to SED as a senior management consultant until June 21, 2010 to assist and consult with Jonathan Elster, and/or such other person who is designated by the Board, who assumes the responsibilities of Chief Executive Officer of SED (the “New CEO”), all as requested by the Board of Directors of SED (the “Board”). During the period from December 9, 2009 to June 21, 2010, the New CEO will be responsible for and have full authority relating to SED’s operational decisions. SED and Employee anticipate that Employee’s non-director services performed for SED pursuant to this paragraph, if any, will be in an amount that is less than twenty percent of the average time that Employee devoted to performing non-director services for SED during the thirty-six months preceding the Effective Date.

2.          Employee shall have the use of her current office from the Effective Date through and including June 21, 2010. On a part-time basis (a maximum of 10 hours weekly), Employee shall be entitled to utilize the secretarial and administrative services of Barbara Gay from the Effective Date through June 21, 2010, subject to Ms. Gay’s other corporate duties. If Ms. Gay departs SED during that time period, Employee shall be entitled to utilize the secretarial and administrative services of another suitable SED employee. SED will not deny to Employee the use of her office or Barbara Gay until June 21, 2010 for any reason except if the Board and the New CEO determine that Employee is disrupting the day-to-day operations of SED. Notwithstanding anything to the contrary herein, SED’s obligations under this paragraph 2 shall be subject to the Employee’s continued and binding obligation under the Agreement and General Release, dated an even date, attached as Exhibit B hereto (the “Agreement and General Release”).

3.          On June 21, 2010, SED shall pay to Employee the lump sum payment required by Section 4(c) of the Employment Agreement in the amount of U.S. One Million Six Hundred Thousand dollars and no cents ($1,600,000.00)(the “Termination Amount”), subject to a reduction in the amount of U.S. Sixty Four Thousand Eight Hundred dollars ($64,800.00) pursuant to paragraph 5 of this Agreement. SED may not avoid paying the Termination Amount to Employee for “Cause” as that term is defined in the Employment Agreement, or for any other reason. The Termination Amount is not subject to forfeiture, and Employee shall not have any obligation to re-pay any portion of the Termination Amount to SED with respect to director’s compensation, in whatever form received, earned by her subsequent to the Effective Date.

4.          Employee will remain a member of the Board through her current term which expires at the annual meeting of stockholders for the fiscal year ending June 30, 2011. Beginning on the Effective Date, SED shall pay a director’s fee to the Employee in a pro-rated amount equivalent to the annual fees and benefits that SED provides to its other outside directors. For subsequent years that Employee remains on the Board, SED shall pay a director’s fee to Employee that is equal to the annual fees and benefits that SED pays to its other outside directors.

5.          SED shall allow Employee to have continued use of the 2008 Mercedes-Benz S550 automobile provided to Employee pursuant to Section 3(c) of the Employment Agreement until such time that it transfers title to such vehicle, on June 21, 2010, to Employee. The Kelly Bluebook value of such vehicle as of the Effective Date, using the private party pricing report and assuming that the vehicle is in “good condition,” as indicated in the latest edition of the Kelly Bluebook prior to such date, shall be deducted from the Termination Amount when paid in accordance with paragraph 3 of this Agreement.

6.          SED shall continue to lease the building located at 4916 North Royal Atlanta Drive, Tucker, Georgia 30084 through its current term expiring on September 30, 2011 pursuant to the terms of the existing lease.

7.          On June 21, 2010, SED shall pay all legal fees in connection with the preparation of this Agreement, the Agreement and General Release and related documents including, a fee to Caldwell & Watson, LLP, up to a maximum of $15,000.

8.          Employee shall take any and all actions necessary or requested by SED to convey her shares of SED International de Colombia Ltda and Intermaco S.R.L. without receiving any additional consideration.

9.          Except as may be required by law, neither Employee nor SED, including its officers, directors, affiliated entities, successors or assigns, shall make any untruthful, derogatory, disparaging or defamatory statement about the other party, or about SED’s products or services, to any third party; provided, however, that SED shall neither be prohibited from disclosing the fact of Employee’s resignation so long as such disclosure is factual and not materially beyond, or materially inconsistent with, the disclosure in the press release, in the form attached hereto as Exhibit A, nor shall SED be prohibited from providing factually accurate information to its employees that in good faith is necessary for the proper conduct of operations. On or after December 11, 2009, SED will issue a press release in the form attached hereto as Exhibit A.

10.          (a) Subject to the terms of this Agreement, SED, on behalf of itself and on behalf of its agents, officers, directors, employees, shareholders, successors, assigns, and other legal representatives, releases and forever discharges Employee (individually and in any other capacity), as well as her agents, attorneys, assigns, and other legal representatives (collectively the “SED Releasees”), from any and all debts, claims, demands, liabilities, assessments, actions or causes of action, whether in law or in equity, whether direct or indirect, whether presently known or unknown, which SED had, now has, may have had, or may claim to have against the SED Releasees, prior to and as of the Effective Date of this Agreement.

               (b) Subject to the terms of this Agreement, Employee, on behalf of herself and on behalf of her agents, assigns, and other legal representatives, releases and forever discharges SED, as well as its directors, officers, affiliated entities, agents, attorneys, successors, assigns, and other legal representatives (collectively the “Employee Releasees”), from any and all debts, claims, demands, liabilities, assessments, actions or causes of action, whether in law or in equity, whether direct or indirect, whether presently known or unknown, which Employee had, now has, may have had, or may claim to have against the Employee Releasees, prior to and as of the Effective Date of this Agreement.

11.          Neither SED, nor any of its officers or directors, nor Employee shall (a) be plaintiffs in any class or derivative actions against the other party, or pay for or otherwise support the bringing of any such litigation arising out of any action, inaction, or event occurring on or before the Effective Date, or (b) cause the U.S. Securities & Exchange Commission or other administrative agency to take any action against the Employee, SED, or any of its other directors or affiliates arising out of any action, inaction, or event occurring on or before the Effective Date.

12.          This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Georgia.

13.          Except as amended by this Agreement, the terms and provisions of the Employment Agreement shall continue in full force and effect.

14.          On the Effective Date, Employee shall deliver to SED an executed copy of the Agreement and General Release.

15.          This Agreement contains a release of claims for damages which may not be known by the parties. Each party hereto is represented by counsel, has fully read and understands this Agreement, and consents to it. By executing this Agreement, each party acknowledges that it fully understands and voluntarily accepts the benefits, risks, and obligations of this Agreement and waives any future claim based on an assertion that it has not fully read or completely understood this Agreement.

               IN WITNESS WHEREOF, the Agreement has been executed by the parties on the dates set forth below.

Dated: as of December 9, 2009	SED INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Jonathan Elster

Jonathan Elster, President

Dated: as of December 9, 2009	EMPLOYEE:

/s/ Jean A. Diamond

Jean A. Diamond